Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Current Report on Form 8-K under the Securities Exchange Act of 1934 of Aldabra Acquisition Corporation dated December 26, 2006 of our report dated August 4, 2006 related to the consolidated financial statements of GLDD Acquisition Corp. and Subsidiaries as of and for the years ended December 31, 2005 and 2004 (successor company) and the consolidated financial statements of Great Lakes Dredge & Dock Corporation and Subsidiaries for the year ended December 31, 2003 (predecessor company), and contained in Registration Statement No. 333-136861 of Aldabra Acquisition Corporation on Form S-4 under the Securities Act of 1933.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

December 21, 2006